NEWS ANNOUNCEMENT                                                                                   FOR IMMEDIATE RELEASE

NEXSTAR BROADCASTING SECOND QUARTER NET REVENUE
RISES 19.9% TO RECORD $74.5 MILLION

- Gross Television Ad Revenue, Inclusive of Political Advertising, Rises 24.6% -

- Record Second Quarter Net Revenue Drives 54.3% Growth in 2Q Operating Income, 52.7% Increase in BCF; 61.7% Rise in Adjusted EBITDA, and 118.2% FCF Growth -

Irving, TX – August 4, 2010 – Nexstar Broadcasting Group, Inc. (NASDAQ: NXST) (“Nexstar”) today reported financial results for the second quarter ended June 30, 2010 as summarized below:

Summary 2010 Second Quarter Financial Highlights

($ in thousands)	Three Months Ended June 30,
	2010	2009	Change
Gross Local Revenues	$43,337	$40,207	+7.8%
Gross National Revenues	$16,149	$12,178	+32.6%
Core Revenue (local and national)	$59,486	$52,385	+13.6%

Gross Political Revenues	$6,807	$826	+724.1%
e-MEDIA Revenue	$3,333	$2,965	+12.4%
Retransmission Fee Revenue	$7,261	$6,371	+14.0%
Management Fee Revenue	$500	$500	-
Network Comp	$505	$530	(4.7)%
Other	$538	$429	+25.4%
Gross Revenue	$78,430	$64,006	+22.5%
Trade and Barter Revenue	$4,579	$4,642	(1.4)%
Less Agency Commissions	$8,467	$6,496	+30.3%
Net Revenue	$74,542	$62,152	+19.9%

Income from Operations(1)	$13,957	$9,044	+54.3%

Broadcast Cash Flow(2)	$30,721	$20,117	+52.7%

Adjusted EBITDA(2)	$27,035	$16,722	+61.7%

Free Cash Flow(2)	$10,907	$4,998	118.2%

(1)
Income from operations in the three months ended June 30, 2010 was impacted by a $1.6 million one-time, non-cash stock-based compensation expense from stock option repricing.  Income from operations in the three months ended June 30, 2009 benefited from a total of $4.7 million in gains related to asset exchange and asset disposal, net and was impacted by a $0.2 million charge related to contract termination.

(2)	Definitions and disclosures regarding non-GAAP financial information are included on page 5, while reconciliations are included on page 8.

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Nexstar Broadcasting Group Q2 2010 Results, 8/4/10                                     page 2

CEO Comment
Perry A. Sook, Chairman, President and Chief Executive Officer of Nexstar Broadcasting Group, Inc., commented, “Nexstar achieved record second quarter net revenue based on the strength of our core television operations and growing contributions from our newer revenue streams.  The record second quarter net revenue reflects the broad-based advertising recovery, an acceleration of the growth of national revenue, our success in garnering leading shares of political billings in our markets and growth from our other revenue sources.  Our 19.9% rise in second quarter net revenue is impressive given that Nexstar significantly exceeded the industry revenue performance in the year ago period, and with the operating leverage in our business model we generated 52.7% growth in second quarter BCF and a 61.7% increase in EBITDA, and a 118.2% rise in free cash flow.

“During the second quarter, core local and national revenue increased 13.6% while television ad revenue inclusive of political advertising rose 24.6%.  Automotive advertising remains robust and increased 37% on a year-over-year basis.  Nexstar generated a 16% overall rise in billings from its top ten advertising categories as well as increases in 17 of our top 20 advertising categories.  With TV usage at record levels, Nexstar is benefiting from renewed growth in national advertising as brand managers acknowledge that television remains the most effective medium for reaching and influencing consumers.

“Beyond the strong gains in our core television operations, second quarter results highlight the further expansion of Nexstar’s ‘quadruple play’ of revenue drivers which include traditional media, subscription based revenue, mobile and e-MEDIA, and station management agreements.  In aggregate, Nexstar’s second quarter retransmission fee, e-MEDIA and management fee revenue, rose 12.8% to $11.1 million and these higher margin revenue streams accounted for 14.9% of 2010 second quarter net revenue.

“Our focus on emerging from the advertising recession with a highly diversified, highly efficient business model well positioned to benefit from a strengthening economy resulted in strong year-over-year cash flow and margin growth.  Station direct operating expenses, consisting primarily of news, engineering and programming, and selling, general and administrative expenses (net of trade expense) were $36.7 million in the three months ended June 30, 2010, compared to $35.2 million for the same period in 2009, an increase of $1.5 million, or 4.5%.  The increase was primarily attributable to a $0.9 million rise in national and local sales commissions due to an increase in local, national and political revenue as well as an incremental $0.3 million in fees incurred in connection with our Peoria and Rochester joint services agreement, as revenues and BCF for those stations increased year-over-year.

“Excluding one-time charges and gains in the 2010 and 2009 second quarters, 2010 second quarter operating income increased 255% to $15.5 million.  In addition, second quarter BCF and adjusted EBITDA margins improved substantially to 41.2% and 36.3%, respectively.  Reflecting the significant year over year operating income growth and a reduction of capital expenditures, 2010 second quarter free cash flow rose to $10.9 million from $5.0 million in the comparable year earlier period.
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Nexstar Broadcasting Group Q2 2010 Results, 8/4/10                                      page 3

“Nexstar continues to address its balance sheet and during the second quarter, the Company repurchased $2.0 million of its outstanding 7% Senior Subordinated Payment in Kind (PIK) notes due 2014 and $2.0 million of its outstanding 13% Senior Subordinated PIK notes due 2014 at a discount in the open market.  This follows the open market repurchase of $1.0 million of the 13% PIK notes in the first quarter and the repurchase through a cash tender offer and consent solicitation of approximately $34.3 million of these notes with a portion of the proceeds from the April 2010 offering of $325.0 million of 8.875% Senior Secured Second Lien notes.  In conjunction with the notes offering, we executed senior secured credit facility amendments and applied the remaining net proceeds, together with borrowings and cash on hand, to refinance the existing senior secured credit facilities and for general corporate purposes.  Through June 30, Nexstar has reduced total debt by approximately $16 million.

“The advertising recovery shows no signs of abating and the second half of 2010 presents Nexstar with prospects for continued growth from all of our revenue sources, including significant political advertising revenue contributions.  The expected revenue increases combined with operating and cost efficiencies and limited 2010 cap-ex commitments positions Nexstar to generate record free cash flow in 2010 which will be applied to further reduce debt and focus on new value creation initiatives.”

Issuance of Senior Secured Second Lien Notes Due 2017
In April 2010, Nexstar Broadcasting, Inc. (“Nexstar Broadcasting”), a wholly-owned subsidiary, and Mission Broadcasting, Inc. (“Mission”)  as co-issuers, completed the issuance and sale of $325 million aggregate principal amount of 8.875% senior secured second lien notes due 2017 (the “Notes”).  Nexstar Broadcasting used net proceeds of the offering, together with borrowings under its amended senior secured credit facilities and cash on hand, to repurchase a majority of Nexstar Broadcasting’s outstanding senior subordinated payment-in-kind notes due 2014, to refinance Nexstar Broadcasting existing senior secured credit facilities, pay related fees and expenses and for general corporate purposes.  (Mission used its net proceeds of the offering, together with borrowings under its amended senior secured credit facilities and cash on hand, to refinance its existing senior secured credit facilities and pay related fees and expenses).

The Notes were issued in a private offering that was exempt from the registration requirements of the Securities Act of 1933, as amended, to qualified institutional buyers in accordance with Rule 144A and to persons outside of the United States pursuant to Regulation S under the Securities Act.

Amendments to Credit Agreements
In April 2010, the Third Amendment to Nexstar Broadcasting’s Fourth Amended and Restated Credit Agreement among Nexstar Broadcasting, Nexstar, and lenders became effective.  Under the terms of the Nexstar Credit Agreement, the principal amount available under the revolving credit facility was reduced to $65.0 million, and the Term Loan B was reduced to $61.0 million.  In April 2010, the Second Amendment to Mission Broadcasting’s Third Amended and Restated Credit Agreement became effective. Under the terms of the Mission Credit Agreement, the principal amount available under the revolving credit facility was reduced to $10.0 million, and the Term Loan B was reduced to $39.0 million.

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Nexstar Broadcasting Group Q2 2010 Results, 8/4/10                                     page 4

The consolidated total debt of Nexstar, its wholly owned subsidiaries, and Mission (collectively, the “Company”) at June 30, 2010 was $654.5 million and senior secured debt was $417.0 million.  The Company’s total leverage ratio at June 30, 2010 was 7.5x compared to a total permitted leverage covenant of 9.5x. The Company also was in compliance with its first lien indebtedness covenant at June 30, 2010 with a ratio of 1.2x compared to the covenant requirement of 2.5x.

The Credit Agreements were amended to, among other things, (i) extend the revolving loan commitments to December 31, 2013 (subject to conditions), (ii) extend the maturity date of the Term Loan B to September 30, 2016 (subject to conditions), (iii) amend the financial covenants to provide additional flexibility thereunder, (iv) permit the incurrence of incremental Term Loan B facilities of up to an aggregate amount equal to $100 million, (v) permit Nexstar Broadcasting and Mission, under certain circumstances to incur indebtedness and make restricted payments, in each case, in part, to repurchase or extinguish existing indebtedness, (vi) provide additional flexibility under the covenants and (vii) relieve the respective borrowers from their obligation to make mandatory prepayments under certain circumstances.

The Nexstar Credit Agreement (i) eliminates the requirement that Nexstar Broadcasting maintain a consolidated minimum interest coverage ratio and a consolidated maximum senior leverage ratio and institutes the requirement to maintain a consolidated maximum first lien indebtedness ratio, based on the aggregate first-lien indebtedness maintained by Nexstar and Mission, and (ii) changes the maximum and minimum covenant levels applicable to such financial ratios.  Additionally, the Credit Agreement removes mandatory quarterly principal repayments based on a computation of excess cash flow for the preceding fiscal year and provides for the Company to make limited debt repurchases.

Tender Offer
In April 2010, Nexstar Broadcasting completed the cash tender offer to retire $34.3 million (representing 82.47% of the outstanding aggregate principal amount of Notes) of aggregate principal amount of its 13% Senior Subordinated Notes due 2014 at 104.5% on April 30, 2010.  In connection with this tender offer, a second supplemental indenture was executed whereby substantially all restrictive covenants and certain event of default provisions were eliminated.

The table below summarizes the Company’s debt obligations:

($ in millions)	June 30, 2010	December 31, 2009
Revolving Credit	$-	$77.0
Bank debt / First Lien Debt	$100.0	$321.7
8.875% Senior Second Lien Notes due 2017	$317.0	$-
7% Senior Subordinated Notes due 2014	$47.1	$47.0
7% Senior Subordinated PIK Notes due 2014	$135.1	$132.3
13% Senior Subordinated PIK Notes due 2014	$5.3	$42.4
11.375% Senior Discount Notes due 2013	$50.0	$50.0
TOTAL DEBT	$654.5	$670.4

Cash	$7.8	$12.8

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Nexstar Broadcasting Group Q2 2010 Results, 8/4/10                                     page 5

Second Quarter Conference Call
Nexstar will host a conference call at 10:00 a.m. ET today.  Senior management will discuss the financial results and host a question and answer session.  The dial in number for the audio conference call is 703/639-1427 (domestic and international callers); no access code is needed.  In addition, a live audio webcast of the call will be accessible to the public on Nexstar’s web site, www.nexstar.tv and a recording of the webcast will be archived on the site for 90 days following the live event.

Definitions and Disclosures Regarding non-GAAP Financial Information
Broadcast cash flow is calculated as income from operations, plus corporate expenses, depreciation, amortization of intangible assets and broadcast rights (excluding barter), non-cash contract termination fees, non-cash impairment charges, loss (gain) on asset exchange and loss (gain) on asset disposal, net, minus broadcast rights payments.

Adjusted EBITDA is calculated as broadcast cash flow less corporate expenses excluding non-cash stock option expense.

Free cash flow is calculated as income from operations plus depreciation, amortization of intangible assets and broadcast rights (excluding barter), non-cash contract termination fees, non-cash impairment charges, loss (gain) on asset exchange, loss (gain) on asset disposal, net, and non-cash stock option expense, less payments for broadcast rights, cash interest expense, capital expenditures and net cash income taxes.

Broadcast cash flow, adjusted EBITDA and free cash flow results are non-GAAP financial measures.  Nexstar believes the presentation of these non-GAAP measures are useful to investors because they are used by lenders to measure the Company’s ability to service debt; by industry analysts to determine the market value of stations and their operating performance; by management to identify the cash available to service debt, make strategic acquisitions and investments, maintain capital assets and fund ongoing operations and working capital needs; and, because they reflect the most up-to-date operating results of the stations inclusive of pending acquisitions, TBAs or LMAs.  Management believes they also provide an additional basis from which investors can establish forecasts and valuations for the Company’s business.  For a reconciliation of these non-GAAP financial measurements to the GAAP financial results cited in this news announcement, please see the supplemental tables at the end of this release.

About Nexstar Broadcasting Group, Inc.
Nexstar Broadcasting Group currently owns, operates, programs or provides sales and other services to 62 television stations in 34 markets in the states of Illinois, Indiana, Maryland, Missouri, Montana, Texas, Pennsylvania, Louisiana, Arkansas, Alabama, New York, Rhode Island, Utah and Florida.  These stations are affiliates of NBC, CBS, ABC, FOX, MyNetworkTV and The CW and reaches approximately 13 million viewers or approximately 11.5% of all U.S. television households.

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Nexstar Broadcasting Group Q2 2010 Results, 8/4/10                                     page 6

Forward-Looking Statements
This news release includes forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. Forward-looking statements include information preceded by, followed by, or that includes the words "guidance," "believes," "expects," "anticipates," "could," or similar expressions.  For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.  The forward-looking statements contained in this news release, concerning, among other things, changes in net revenue, cash flow and operating expenses, involve risks and uncertainties, and are subject to change based on various important factors, including the impact of changes in national and regional economies, our ability to service and refinance our outstanding debt, successful integration of acquired television stations (including achievement of synergies and cost reductions), pricing fluctuations in local and national advertising, future regulatory actions and conditions in the television stations' operating areas, competition from others in the broadcast television markets served by the Company, volatility in programming costs, the effects of governmental regulation of broadcasting, industry consolidation, technological developments and major world news events.  Unless required by law, we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.  In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this news release might not occur.  You should not place undue reliance on these forward-looking statements, which speak only as of the date of this release.  For more details on factors that could affect these expectations, please see our filings with the Securities and Exchange Commission.

Contact:
Thomas E. Carter	Joseph Jaffoni
Chief Financial Officer	Jaffoni & Collins Incorporated
Nexstar Broadcasting Group, Inc.	(212) 835-8500 or nxst@jcir.com
(972) 373-8800

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Nexstar Broadcasting Group Q2 2010 Results, 8/4/10                                     page 7

Nexstar Broadcasting Group, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
	(Unaudited)		(Unaudited)
Net revenue	$74,542	$62,152	$143,168	$117,620

Operating expenses:
Station direct operating expenses, net of trade (exclusive of depreciation and amortization shown separately below)	17,577	17,682	34,930	35,490
Selling, general, and administrative expenses (exclusive of depreciation and amortization shown separately below)	19,171	17,480	37,668	34,184
Restructure Charge	—	314	—	670
Non-cash contract termination fee	—	191	—	191
Gain on asset exchange	—	(2,438)	(30)	(4,098)
Loss (gain) on asset disposal, net	11	(2,229)	(14)	(2,820)
Trade and barter expense	4,660	4,288	9,239	8,500
Corporate expenses (inclusive of $1,600 one-time non-cashstock-based compensation expense from stock optionrepricing)	5,584	3,701	10,336	10,468
Amortization of broadcast rights, excluding barter	2,338	2,781	4,701	4,876
Amortization of intangible assets	5,987	5,944	11,919	11,836
Depreciation	5,257	5,394	10,637	10,590

Total operating expenses	60,585	53,108	119,386	109,887

Income from operations	13,957	9,044	23,782	7,733
Interest expense, including amortization of debt financing costs	(13,884)	(8,905)	(25,848)	(18,765)
Loss (gain) on debt extinguishment	(7,903)	—	(7,809)	18,567
Interest / other income	3	10	4	45

Income (loss) before income taxes	(7,827)	149	(9,871)	7,580
Income tax expense	(1,595)	(1,391)	(3,223)	(2,770)

Net income (loss)	(9,422)	$(1,242)	(13,094)	$4,810

Basic and diluted net income (loss) per share	$(0.33)	$(0.04)	$(0.46)	$0.17
Basic and diluted weighted average number of shares outstanding	28,431	28,425	28,431	28,425

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Nexstar Broadcasting Group Q2 2010 Results, 8/4/10                                     page 8

Nexstar Broadcasting Group, Inc.
Reconciliation Between Actual Consolidated Statements of Operations
and Broadcast Cash Flow and EBITDA (Non-GAAP Measures)
(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
	(Unaudited)		(Unaudited)

Income from operations	13,957	$9,044	$23,782	$7,733
Add:
Depreciation	5,257	5,394	10,637	10,590
Amortization of intangible assets	5,987	5,944	11,919	11,836
Amortization of broadcast rights, excluding barter	2,338	2,781	4,701	4,876
Gain on asset exchange	—	(2,438)	(30)	(4,098)
Gain on asset disposal, net	11	(2,229)	(14)	(2,820)
Corporate expenses	5,584	3,701	10,336	10,468
Non-cash contract termination fees	—	191	—	191

Less:
Payments for broadcast rights	2,413	2,271	4,972	4,432

Broadcast cash flow	$30,721	$20,117	$56,359	$34,344

Less:
Corporate expenses excluding non-cash stock option expense	3,686	3,395	8,153	9,733
Adjusted EBITDA	$27,035	$16,722	$48,206	$24,611

Nexstar Broadcasting Group, Inc.
Reconciliation Between Actual Consolidated Statements of Operations
and Free Cash Flow (Non-GAAP Measure)
(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
	(Unaudited)		(Unaudited)

Income from operations	$13,957	$9,044	$23,782	$7,733
Add:
Depreciation	5,257	5,394	10,637	10,590
Amortization of intangible assets	5,987	5,944	11,919	11,836
Amortization of broadcast rights, excluding barter	2,338	2,781	4,701	4,876
Gain on asset exchange	—	(2,438)	(30)	(4,098)
Gain on asset disposal, net	11	(2,229)	(14)	(2,820)
Non-cash stock option expense	1,898	306	2,183	735
Non-cash contract termination fees	—	191	—	191

Less:
Payments for broadcast rights	2,413	2,271	4,972	4,432
Cash interest expense	10,724	5,032	19,259	13,189
Capital expenditures	4,929	6,167	8,722	9,401
Cash income taxes, net of refunds	475	525	445	523

Free cash flow	$10,907	$4,998	$19,780	$1,498

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